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                                                                   EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT

            This Employment Agreement is entered into as of this 27th day of October, 2004 (the "Agreement"), by and among Vincent R. Volpe Jr. ("Executive"), Dresser-Rand Holdings, LLC, a Delaware limited liability company (the "Parent") and Dresser-Rand Group Inc., a Delaware corporation (the "Company").

            WHEREAS, pursuant to the Equity Purchase Agreement, dated as of August 25,2004, by and among the Parent and Ingersoll-Rand Company Limited, a company organized under the laws of Bermuda (the "Purchase Agreement"), the Parent will acquire the entities constituting the Dresser-Rand Group (the "Acquisition");

            WHEREAS, the Company wishes to employ Executive upon the terms set forth herein effective as of the Closing Date (as such term is defined in the Purchase Agreement); and

            WHEREAS, Executive wishes to be so employed by the Company.

            NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

            1. EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as President and Chief Executive Officer of the Company. On or prior to the Effective Date (as such term is described in Section 19 hereof), the Board of Directors of the Company (the "Board") shall take all action necessary so that, immediately following the Effective Date, Executive shall be appointed to the Board, provided, however, that resignation of Executive from the Board shall not be deemed a breach of this Agreement. Executive shall manage, supervise and control all of the business of the Company, subject only to the supervision of the Board. Executive shall devote substantially all of his business time, attention and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities, and adhere in all material respects to the Company's policies and procedures. Executive agrees to refrain from engaging in any business activity that does, will or could reasonably be deemed to conflict with the best interests of the Company.

            2. TERM. This Agreement shall commence on the Effective Date (as such term is described in Section 19 hereof) and continue until terminated in accordance with Section 4 hereof (the "Term").




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            3. COMPENSATION.

            (a) Salary. Executive's salary shall be at the annual rate of not less than $500,000 ("Base Salary"), payable in accordance with the Company's regular payroll practices. All applicable withholding taxes and appropriate deductions for insurance contributions shall be deducted from such payments. The Board of Directors of the Company and the Parent will review the total compensation of Executive at least once every twelve months.

            (b) Bonus. Bonus compensation to be paid to Executive shall be determined by the Board, pursuant to the terms and conditions of a bonus plan (the "Bonus Plan") to be established by the Company on or before the Effective Date. The Bonus Plan shall provide for a bonus of up to one hundred percent (100%) of Base Salary based upon a sliding scale of financial and operating targets and qualitative targets. At the election of Executive, which shall be made in writing to the Company at least ten (10) business days prior to the anticipated date of payment of any such bonus, the bonus shall be paid in either
(i) cash, (ii) shares of common stock of the Company ("Shares"), at the per Share price most recently determined by the Board, or (iii) a combination thereof. For 2004, in addition to the annual bonus described above, the Company shall pay Executive a one-time special bonus equal to the bonus that would have been paid to Executive with respect to such year pursuant to the Ingersoll-Rand performance share program, at the same time as provided by such program. If Executive receives any portion of his bonus payable hereunder in Shares at any time during which the Parent owns shares of the Company, Executive will immediately contribute the Shares he so receives to Parent in exchange for an equivalent number of Parent "Common Units" (as defined in the Limited Liability Company Agreement of the Parent attached as Schedule A (as in effect from time to time, the "Parent LLC Agreement"). Such Common Units shall be issued pursuant to a subscription agreement substantially in the form attached as Schedule B (the "Subscription Agreement").

            (c) Benefits. Benefits shall be provided to Executive in accordance with the terms and conditions of such benefit plans and programs as are maintained by the Company for individuals in positions comparable to those of Executive, as such plans are amended from time to time.

            (d) Vacation. Executive shall be entitled to four (4) weeks of paid vacation during each full year of Executive's employment hereunder, to be taken at a time which does not conflict with Executive's duties hereunder. Accrued vacation may be carried forward and used in subsequent calendar years.

            (e) Vehicle. The Company shall provide Executive with a leased vehicle of Executive's choice which shall have a purchase price value not to exceed



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$60,000. The Company will reimburse Executive for all insurance, maintenance and gasoline costs incurred in connection with this vehicle.

            (f) Expense Reimbursement. Executive shall be reimbursed for the expenses incurred in connection with the performance of Executive's duties hereunder in accordance with the Company's expense reimbursement policies. The Board shall designate an individual to whom Executive shall submit expense reimbursement requests and the approval by such individual of any such request shall be deemed to be conclusive. Executive shall also be reimbursed for reasonable out-of-pocket documented legal fees and expenses incurred in connection with the review and negotiation of this Agreement and the management equity documents that are the subject of Sections 3(g) and 3A of this Agreement and Schedules A, B and D hereto and in connection with matters related thereto.

            (g) Profits Units. Executive shall receive "Profits Units" under the Parent LLC Agreement representing 40% of the total number of each type of Profits Units available for grant under the Parent LLC Agreement. The total number of Profits Units available for grant under the Parent LLC Agreement shall equal 10% of the total number of Common Units as determined immediately following the Acquisition, and among the Service Units and Exit Unit tranches shall be as follows: Service Units - 3%, Exit Units Tranche A - 3%; Exit Units Tranche B - 1%; Exit Units Tranche C - 1%; Exit Units Tranche D - 1% and Exit Units Tranche E - 1%.

            3A. EQUITY PARTICIPATION.

            (a) Executive shall be offered the opportunity to purchase up to two million dollars of Common Units at the same price per Common Unit paid by funds affiliated with First Reserve Corporation ("FRC") in connection with the Acquisition. Any such Common Units will be acquired pursuant to a Subscription Agreement.

            (b) If Executive's employment terminates in the manner described in
Section 4(a)(i), Section 4(a)(iv) or Section 4(a)(v), and Parent does not distribute Shares to Executive pursuant to Section 7.2(d) of the Parent LLC Agreement within 60 days following such termination, Executive (or Executive's estate, beneficiary or legal representative) may, by written notice delivered on or before the date that is 90 days after the date of such termination, require the Parent to so distribute Shares to Executive, but only those Shares attributable to Executive's Common Units and Service Units, and such Shares shall be subject to, and have the benefits of, the Stockholder Agreement of the Company substantially in the form attached as Schedule D, provided that Parent shall not be required to distribute such Shares until two years following the Acquisition have elapsed (in which case such distribution shall be postponed until the first business day after the expiration of such two-year period). Within 20 days following any such distribution to Executive, the Company shall repurchase all such Shares at the



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"Repurchase Price" determined as of the date of termination pursuant to the
Stockholder Agreement (as if the Company were to repurchase the shares pursuant to Section 4.1 thereof), such repurchase to be consummated no later than 30 days following its receipt of such notice, provided that the Company's obligations to repurchase Shares shall be suspended during the pendency of any dispute regarding the Repurchase Price pursuant to the Stockholder Agreement.

            (c) Notwithstanding any other provision of this Agreement, the Company shall not be permitted or obligated to make any payment with respect to a repurchase of Shares from Executive if (i) such repurchase (or the payment of a dividend by a Subsidiary to the Company to fund such repurchase) would result in a violation of the terms or provisions of, or result in a default or an event of default under any guaranty, financing or security agreement or document entered into by the Company or any Subsidiary from time to time (the "Financing Agreements"), (ii) such repurchase would violate any of the terms or provisions of the charter or bylaws of the Company or (iii) the Company has no funds legally available to make such payment under applicable law. If payment with respect to a repurchase by the Company otherwise required under Section 3A(b) is prevented by the terms of the preceding sentence: (i) the payment of the applicable Repurchase Price shall be postponed and will take place at the first opportunity thereafter when the Company has funds legally available to make such payment and when such payment will not result in any default, event of default or violation under any of the Financing Agreements or in a violation of any term or provision of the charter or bylaws of the Company, (ii) such repurchase obligation shall rank against other similar repurchase obligations with respect to shares of Common Stock according to priority in time of the effective date of the termination of employment giving rise to such repurchase (provided that any repurchase commitment arising from Disability or death shall have priority over any other repurchase obligation) and (iii) the Repurchase Price (except in the case of a termination for Cause) shall be increased by an amount equal to interest on such Purchase Price for the period during which payment is delayed at a rate equal to 6% per annum.

            4. TERMINATION.

            (a) Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder shall terminate on the first to occur of the following dates:

               (i) the date of Executive's death or Disability (as defined below);

               (ii) the date on which the Company shall give Executive written notice of termination for Cause (as defined below);



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               (iii) the date on which Executive gives the Company written notice of Voluntary Termination without Good Reason (as defined below);

               (iv) the date on which Executive gives the Company written notice of Voluntary Termination with Good Reason (as defined below);

               (v) the date on which the Company shall give Executive notice of termination for any reason other than the reasons set forth in (i) through (iv) above.

            (b) In the event Executive's employment hereunder shall terminate for any reason set forth in Section 4(a)(i), (iv) or (v), subject to Executive's compliance with Section 4(e), Executive (or the Trustee named in Executive's Last Will and Testament, if applicable) shall be entitled to receive, as Executive's sole and exclusive remedy, (1) a severance payment equal to twice Executive's Base Salary (determined as of the date of such termination), payable in equal installments at such times as Executive would normally receive payroll checks as if Executive's employment had not been terminated through the severance payment period and subject to withholding of all applicable taxes with respect thereto and deductions for insurance contributions), (2) any earned but unpaid salary and payment for accrued but unused vacation days through the date of termination, (3) any bonus previously earned in full but not yet paid for fiscal years of the Company prior to the fiscal year in which Executive's termination of employment occurs and (4) a pro rata portion (based on the number of days worked by Executive during the fiscal year of the Company in which Executive's termination of employment occurs) of the maximum target bonus payable under the bonus plan in effect for the fiscal year in which Executive's termination of employment occurs, and (5) continued medical, dental, disability and life insurance coverage in the same manner as provided to Executive and his eligible dependents immediately prior to such termination for two years following such termination.

            (c) The Company shall be entitled at any time, upon written notice to Executive, to terminate Executive's employment hereunder for Cause. In the event that Executive's employment hereunder shall be terminated for Cause, or due to a Voluntary Termination by Executive without Good Reason, Executive shall be entitled to receive, as his sole and exclusive remedy, (1) any earned but unpaid salary and payment for accrued but unused vacation days through the date of termination and (2) any bonus previously earned in full but not yet paid for fiscal years of the Company prior to the fiscal year in which Executive's termination of employment occurs.

            (d) In the event that Executive's employment hereunder shall be terminated for Cause, or due to a Voluntary Termination by Executive without Good Reason, then the Company, at its sole option, shall be entitled to enforce the covenant not to compete set forth in Section 6 for a period of up to two years following such termination. In the event that the Company elects to trigger such option, the Company



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agrees to pay Executive, subject to Executive's compliance with Section 4(e) and in addition to any amounts paid pursuant to Section 4(c), an amount equal to twice Executive's Base Salary (determined as of the date of such termination), payable in installments at such times as Executive would normally receive payroll checks as if Executive's employment had not been terminated through the severance payment period and subject to withholding of all applicable taxes with respect thereto and deductions for insurance contributions and to provide continued medical, dental, disability and life insurance coverage in the same manner as provided to Executive and his eligible dependents immediately prior to such termination for two years following such termination of employment. In the event that Executive willfully and materially breaches any of the terms of
Article 6 during the aforementioned remainder of the Term, then the Company shall be entitled to immediately cease making further payments to Executive, retroactively treat Executive's termination as a termination for Cause and recover from Executive any consideration that has been paid to Executive pursuant to this Section 4(d) and, in addition, shall be entitled to seek damages and such other relief (including an injunction against Executive) to which it is entitled under the law. Executive agrees that any payment under this
Section 4(d) constitutes full and adequate consideration to Executive's obligations under Article 6.

            (e) As condition to the receipt of any payment made pursuant to Sections 4(b) or (d), the Company, in its sole discretion, may require Executive to first execute a release, in the form attached hereto as Schedule D, releasing the Company, the Parent and their respective subsidiaries and affiliates, and all of their respective officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Executive's employment with the Company or the termination of such employment; provided that Executive shall not be expected to waive any rights accruing under this Agreement; and provided further that if Executive refuses to sign such release Executive will still be bound by the provisions of Article 6 as if Executive signed such Release and received payments pursuant to Section 4(b) or
(d), as applicable.

            (f) For purposes of this Agreement, "Cause", shall mean the occurrence of any of the following, as reasonably determined by the Company:

               (i) the material failure or refusal by Executive to perform his duties hereunder (including, without limitation, Executive's inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction);

               (ii) any willful, intentional or grossly negligent act by Executive having the effect of materially injuring the interest, business or prospects of the Company, the Parent or any of their respective subsidiaries or affiliates, or any divisions Executive may manage;



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               (iii) the material violation or material failure by Executive to comply with the Company's material published rules, regulations or policies, as in effect from time to time;

               (iv) Executive's conviction of a felony offense or a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty;

               (v) any willful or intentional, misappropriation or embezzlement of the property of the Company, the Parent or any of their respective subsidiaries or affiliates (whether or not a misdemeanor or felony); or

               (vi) a material breach of any one or more of the covenants of this Agreement by Executive.

Provided, however, that in the event that the Company determines to terminate Executive's employment pursuant to clauses (i), (iii) or (vi) of this definition of Cause, such termination shall only become effective if the Company shall first give Executive written notice of such Cause, which notice shall identify in reasonable detail the manner in which the Company believes Cause to exist and indicates the steps required to cure such Cause, if curable, and Executive shall fail within thirty (30) days of such notice to substantially remedy or correct the same.

            (g) For purposes of this Agreement, "Disability" shall mean Executive's physical or mental in capacity to perform his essential functions with or without reasonable accommodations for a period of not less than 90 days within a given twelve month period with such condition likely to remain continuously and permanently as determined by the Company.

            (h) For purposes of this Agreement, "Voluntary Termination without Good Reason" shall mean any termination by Executive of Executive's employment with the Company other than a Voluntary Termination with Good Reason.

            (i) For purposes of the Agreement, "Voluntary Termination with Good Reason" shall mean the termination by Executive of Executive's employment with the Company within forty-five (45) days following the occurrence of any of the following events without his consent which is not cured by the Company as described below:

               (i) the Company materially and adversely changes Executive's title, duties or responsibilities, provided, however, that resignation of Executive from the Board shall not be deemed such a change;

               (ii) the Company materially reduces the compensation or benefits to which Executive is entitled under this Agreement;



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               (iii) a relocation of Executive's principal place of employment to a location that is more than fifty miles outside of either (x) Olean, New York or (y) any location that Executive has recommended to the Board as a location for the Company's headquarters;

               (iv) a material breach of any one or more of the Covenants of this Agreement by the Company or the Parent; or

               (v) the succession or assignment of this Agreement in violation of Section 20 hereof.

Provided, however, that Executive must provide the Company with written notice within fifteen (15) days following the first date on which Executive knows of the occurrence of an event or action constituting Good Reason and the Company shall have thirty (30) days following receipt of such notice to cure such event or action.

            5. COMPENSATION IN EVENT OF TERMINATION; SURVIVAL. Upon termination of Executive's employment for any reason, this Agreement shall terminate and the Company shall have no further obligation to Executive except as provided in
Section 4, and insurance coverage in accordance with applicable law; provided, however, that the provisions set forth in Sections 6, 7, 8 and 9 hereof shall remain in full force and effect after the termination of Executive's employment, notwithstanding the termination or expiration of this Agreement.

            6. CONFIDENTIALITY, NONCOMPETITION, ETC.

            (a) Executive acknowledges that: (i) the business of the Company is intensely competitive and that Executive's employment by the Company will require that Executive have access to and knowledge of confidential information of the Company, including, but not limited to, formulae, manufacturing processes, distribution systems, research and development methods and techniques, the identity of the Company's customers, the identity of the representatives of customers with whom the Company has dealt, the kinds of services provided by the Company to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications and other programs, personnel information and other trade secrets (the "Confidential Information"); (ii) the direct or indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's business; (iii) the engaging by Executive in any of the activities prohibited by this Section 6 may constitute improper appropriation and/or use of such information



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and trade secrets and (iv) the Company engages in its business throughout the world. Confidential Information shall not include information which (i) was publicly available prior to the date hereof, (ii) was known by Executive from a source other than through Executive's employment with the Company, (iii) is acquired by Executive from a third party who was not subject to any restrictions as to its disclosure, or (iv) becomes publicly available subsequent to the date hereof, other than as a result of an action by Executive. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of the Company. Accordingly, the Company and Executive agree as follows:

               (i) For purposes of this Section 6, the business of the Company shall mean the businesses conducted by the Company, the Parent, and each of their respective subsidiaries during the period of Executive's employment by the Company under this Agreement.

               (ii) During Executive's employment by the Company and at all times following the termination of Executive's employment for any reason, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided, however, that, in such event, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. If reasonably practicable, Executive shall notify the Company prior to disclosing any of the Confidential Information to a court or other administrative or legislative body. Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason.

            (b) Executive acknowledges that (i) the market for the Company's business extends throughout the United States and the rest of the world, and that Executive, individually and through the Company, is among a limited number of people engaged in the Company's business on a nationwide and global basis and
(ii) the restrictive covenants and the other agreements contained herein are an essential part of this Agreement. Executive further represents and warrants and acknowledges and agrees that Executive has been, or has had the opportunity to be, fully advised by counsel in connection with the negotiation, preparation, execution and delivery of this Agreement,

            (c) During Executive's employment by the Company and following a termination of Executive's employment for the period with respect to which payments are made to Executive pursuant to Section 4(b) or, at the Company's option, Section 4(d),



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Executive shall not in any city, town, county, parish or other municipality in any state of the United States or anywhere else in the world that the Company, the Parent, or any of their respective subsidiaries, successors or assigns engages in its business, directly or indirectly engage in Competition (as defined below); provided, however, that it shall not be a violation of this sub-paragraph for Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934,as amended, provided that Executive does not actively participate in the business of such corporation until such time as this covenant expires.

            (d) For purposes of this Agreement, "Competition" means, for Executive's benefit or for the benefit of any other person, firm or entity, any of the following:

               (i) engaging in, or otherwise being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of, any other business or organization anywhere in the world which directly competes with the business of the Company as the same shall be constituted at any time during, or as to which the Company had specific plans known to Executive to engage in during or following, the term of his employment;

               (ii) soliciting from any customer doing business with the Company as of Executive's termination, business directly competitive with the business of the Company with such customer or such party;

               (iii) soliciting from any potential customer of the Company known to Executive business directly competitive with the business of the Company which has been the subject of a written or oral bid, offer or proposal by the Company known to Executive, or of substantial preparation known to Executive with a view to making such a bid, proposal or offer, within six (6) months prior to Executive's termination; or

               (iv) soliciting the employment or services of, or hiring, any person who was known to Executive to be employed by or was known to Executive to be a consultant to the Company upon the termination of Executive's employment, or within six (6) months prior thereto unless such person is not an employee of, or a consultant to, the Company at the time of such solicitation by the Executive and has not been an employee of, or consultant to the Company for six months prior thereto.

            (e) In the event Executive breaches any of the provisions of this
Section 6, the Company, the Parent and their respective subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be


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independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company, the Parent or any of their respective subsidiaries, affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

               (i) The right and remedy to have each and every one of the covenants in this Section 6 specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the non-competition or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company, the Parent, and their respective subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company, the Parent and their respective subsidiaries, affiliates, successors or assigns.

               (ii) Executive acknowledges and agrees that the restrictive covenants and agreements contained herein are reasonable and valid in geographic, temporal and subject matter scope and in all other respects. If, however, any court subsequently determines that any of such covenants or agreements, or any part thereof, is invalid or unenforceable, the remainder of such covenants and agreements shall not thereby be affected and shall be given full effect without regard to the invalid portions.

               (iii) If any court determines that any of the restrictive covenants and agreements, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

            (f) The Company and Executive agree that both during and after termination of this Agreement they shall not make any statement, written or verbal, in any forum or media, or take any action, that is intended to injure or damage the goodwill, reputation or business prospects of each other.

            7. RETURN OF COMPANY PROPERTY. Executive agrees that following the termination of employment for any reason, Executive shall return all property of the Company, the Parent, and any of their respective subsidiaries, affiliates and any divisions thereof Executive may have managed which is then in or thereafter comes into Executive's possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Executive.

            8. OWNERSHIP OF INVENTIONS. Executive shall disclose promptly, to such person(s) as may be designated by the Company for this purpose from


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time-to-time, any and all information relating to all Inventions (as hereinafter defined) which Executive makes or conceives or first reduces to practice during his employment hereunder. The term "Inventions" for purposes of this Agreement shall mean all inventions, improvements, works of authorship, formulas, processes, methods, computer programs, databases, and trade secrets (whether patentable or not) made or conceived or first reduced to practice by Executive solely, or jointly with others, (i) in the performance of his duties, (ii) with the use of time, material or facilities of the Company, (iii) which relate to the Company's business, including any actual or anticipated product, method, apparatus, substance or article of manufacture within the Company's field of activity or its research and development efforts, or (iv) which results from or is suggested by work performed for the Company. Executive acknowledges that all Inventions shall be the exclusive property of the Company and, to the extent that the ownership of such Invention does not vest in the Company as a matter of law, he hereby assigns and shall continue to assign to the Company, without further compensation, his entire right, title and interest in and to all such Inventions and shall execute all documents which the Company may deem necessary with respect thereto. Executive shall make, at the sole discretion and expense of the Company, such applications for United States and foreign patents covering any Inventions as the Company may request. Executive shall execute, acknowledge and deliver all papers, including applications, renewals, assignments, and applications for re-issue, and do all other rightful acts which the Company may consider necessary, to secure the Company's full rights to the Inventions to secure patents or other registrations thereon, and to enforce the Company's rights therein. The foregoing obligations shall survive the termination of employment with the Company; provided, however, that the Company will compensate Executive at a reasonable rate after such termination for time or expenses actually spent at the Company's request on such matters.

            Executive represents, warrants and covenants that: (i) he does not have applications for patents pending, either domestic or foreign, (ii) there is no invention now in his possession which he will claim to be excluded herefrom,
(iii) his performance of the foregoing disclosure and assignment provisions, and his performance of his duties as an employee of the Company will not breach any invention assignment or proprietary information agreement with any former employer or other party, and (iv) he will not bring to the Company or use in the performance of his duties with the Company any documents or materials of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

            9. INDEMNIFICATION.

            (a) The Company shall indemnify Executive against liability to the fullest extent permitted by the State of New York and the by-laws of the Company for any and all losses, claims and liabilities resulting from Executive's performance of services for the Company under this Agreement; provided, however, that such indemnification shall not extend to any liabilities directly arising from the gross


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negligence or bad faith actions (or omissions) of Executive or from any material breach by Executive of this Agreement.

            (b) The Company shall advance, to the extent not prohibited by law, the expenses incurred by Executive in connection with any action, suit or proceeding in which Executive is made a party by reason of Executive's performance of services for the Company under this Agreement (a "Proceeding") and such advancement shall be made within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances (which shall include (x) a written statement from Executive certifying, in good faith, that Executive is entitled to indemnification under the provisions of this Agreement and (y) invoices received by Executive in connection with such expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that could cause Executive to waive any privilege accorded by applicable law shall not be included with the invoice) from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made, without regard to Executive's ability to repay the expenses. Advances shall include any and all reasonable expenses incurred by or on behalf of Executive in pursuing an action to enforce this right of advancement (including expenses incurred preparing and forwarding statements to the Company to support the advances claimed) or any other rights of Executive under this Agreement. Executive shall undertake to the fullest extent permitted by law to repay the advance if and to the extent that it is ultimately determined by a non-appealable judgment rendered by a court of competent jurisdiction or an arbitrator that Executive is not entitled to be indemnified by the Company.

            10. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with respect to its subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and neither party shall be bound by any term or condition other than as expressly set forth or provided for in such agreements. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

            11. EACH PARTY THE DRAFTER. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

            12. WAIVER. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

            13. SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

            14. NOTICES. Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

                  If to the Company:    Paul Clark Drive
                                        Olean, NY 14760

                  If to Executive:      964 Prospect Ave.
                                        Olean, NY 14760

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

            15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules.

            16. JURISDICTION; FORUM. By the execution and delivery of this Agreement, the Company and Executive submit to the personal jurisdiction of any state or federal court in the State of New York in any suit or proceeding arising out of or relating to this Agreement. To the extent that either party hereto has or hereafter may acquire any immunity from jurisdiction of any New York court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the parties each irrevocably waives such immunity in respect of its obligations with respect to this Agreement. The parties hereto agree that an appropriate, convenient and non-exclusive forum for any and all disputes between the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of New York. THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE, OR INTERPRET, THE PROVISIONS OF THIS AGREEMENT.

            17. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or


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
interpretation of this Agreement. Whenever the words "include" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

            19. EFFECTIVE DATE. The Effective Date of this Agreement shall be the Closing Date. This Agreement shall have no force or effect prior to the Closing Date. In the event that the Purchase Agreement is terminated and the Acquisition is not consummated, this Agreement shall have no force or effect.

            20. REQUIRING SUCCESSOR TO ASSUME. The Company will require any successor or assign to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase of assets, merger, consolidation or otherwise) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                                            DRESSER-RAND GROUP INC.


                                            By:  /s/ Mark A. McComiskey
                                                 -------------------------------
                                                 Name: Mark A. McComiskey
                                                 Title: Secretary

                                            DRESSER-RAND HOLDINGS, LLC

                                            By:  /s/ Mark A. McComiskey
                                                 -------------------------------
                                                 Name: Mark A. McComiskey
                                                 Title: Secretary

                                            EXECUTIVE

                                            By:  /s/ Vincent R. Volpe Jr.
                                                 -------------------------------
                                                 Vincent R. Volpe Jr.


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